EXHIBIT 5.1

October 12, 2021

Tingo, Inc.

43 West 23rd Street, 2nd Floor

New York, NY 10010

Ladies and Gentlemen:

We have acted as special counsel to Tingo, Inc. (the “Company”) in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed under the Securities Act of 1933, as amended (the “Act”), on or about the date of this letter to register an aggregate of 131,537,545 shares of Class A common stock, $0.001 par value per share (the “Shares”), of the Company, which will be issuable by the Company pursuant to the Company’s 2021 Equity Incentive Plan (the “Plan”).

We are familiar with the Registration Statement and the exhibits thereto. We have also examined originals or copies, certified or otherwise, of such other documents, certificates, evidence of corporate action and instruments, as we have deemed necessary or advisable for the purpose of rendering this opinion, including (i) the corporate and organizational documents of the Company, including the Amended and Restated Bylaws and the Restated Articles of Incorporation of the Company; (ii) the Plan; (iii) minutes or other records of the corporate proceedings of the Company, including resolutions of the Board of Directors of the Company, with respect to the Plans and registration and issuance of the Shares and (iv) the Officer’s Certificate of an officer of the Company, dated the date hereof.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon (i) statements and representations of officers and other representatives of the Company and others as to factual matters material to this opinion and (ii) factual information we have obtained from such other sources as we have deemed reasonable.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, and assuming that (i) the Registration Statement becomes and remains effective during the period when the Shares are offered, issued and sold, (ii) the Shares to be sold are issued in accordance with the terms of the respective Plan, (iii) the Company receives the full consideration for the Shares as stated in the respective Plan and any applicable award agreement, (iv) the per share consideration for each Share includes payment of cash or other lawful consideration at least equal to the par value of the common stock of the Company and (v) all applicable securities laws are complied with, it is our opinion that the Shares covered by the Registration Statement, when issued and sold by the Company, after payment therefor in the manner provided in the respective Plan and any applicable award agreement, will be legally issued, fully paid and non-assessable.

Our opinion expressed above is based exclusively on the laws applicable to corporations formed in the State of Nevada (including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions of Nevada state courts interpreting the foregoing).

Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

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We hereby consent to the use of our name in the Registration Statement and to filing of this opinion with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares. This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the laws applicable to corporations formed in the State of Nevada be changed by legislative action, judicial decision or otherwise.

Very truly yours,

JOHN D. THOMAS, P.C.

/s/ John D. Thomas
John D. Thomas, Esq.
President

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